Exhibit 16.1
CASH TRUST SERIES, INC.
UNANIMOUS CONSENT OF DIRECTORS
The undersigned, being all of the Directors of Cash Trust Series, Inc. (the “Fund”), hereby consent, in accordance with Title 2-408, Subsection (c), Corporations and Associations, Annotated Code of Maryland, as amended, and the Bylaws of the Fund, to the adoption of the following resolution with the same effect as though it had been adopted at a meeting of the Directors of the Fund:

RESOLVED,
that the Board hereby ratifies the Secretary and Assistant Secretaries of the Fund signing in their place and stead, by power of attorney, the Registration Statement on Form N-14 relating to the proposed reorganization of Hilliard-Lyons Government Fund, Inc. into Government Cash Series, a portfolio of the Fund.

WITNESS the due execution hereof as of the 11th day of February, 2010.

John F. Donahue	Peter E. Madden
/S/ John F. Donahue	/S/ Peter E. Madden

John T. Conroy, Jr.	Charles F. Mansfield, Jr.
/S/ John T. Conroy, Jr.	/S/ Charles F. Mansfield, Jr.

Nicholas P. Constantakis	R. James Nicholson
/S/ Nicholas P. Constantakis	/S/ R. James Nicholson

John F. Cunningham	Thomas M. O’Neill
/S/ John F. Cunningham	/S/ Thomas M. O’Neill

J. Christopher Donahue	John S. Walsh
/S/ J. Christopher Donahue	/S/ John S. Walsh

Maureen Lally-Green	James F. Will
/S/ Maureen Lally-Green	/S/ James F. Will